Exhibit 99.1

Agassi Sports Entertainment and USTA Coaching, Inc. Announce Multi-Year Collaboration To Modernize Tennis Instruction Through ASE’s Digital Coaching Platform

Collaboration integrates USTA Coaching philosophy and methodology into ASE’s AI-powered coaching platform, delivering exclusive benefits to the USTA Coaching and USTA member community

Renowned tennis coach and ASE advisor Darren Cahill to headline USTA Coaching’s inaugural “Coaches Open” conference in New York this August ahead of US Open

LAS VEGAS (August 11, 2026) — Agassi Sports Entertainment Corp. (OTC: AASP) (“ASE” or the “Company”), a sports, media, and technology platform focused on the global racket sports ecosystem and built around the iconic brands of Andre Agassi and Stefanie Graf, today announced a multi-year commercial agreement with the United States Tennis Association Incorporated (“USTA”), together with USTA Coaching, Inc., an affiliated entity established by the USTA to elevate and support the coaching community nationwide. Through the agreement, USTA Coaching’s established content, philosophy, and methodology will be integrated into the digital coaching platform ASE is currently developing in collaboration with IBM. The collaboration represents a significant step in ASE’s strategy to deliver technology-enabled coaching experiences while expanding access to high-quality instruction and creating new ways to support players and coaches.

Additionally, legendary tennis coach and ASE advisor Darren Cahill will headline the upcoming USTA Coaching “Coaches Open” conference, taking place in New York City on August 25-27. Cahill, one of the most accomplished coaches in tennis, ASE advisor, and current coach of No.1 ranked Jannik Sinner, will participate in an on-stage conversation and will meet with conference attendees. The Coaches Open is a three-day flagship event at the NY Hilton Midtown, where more than 500 professional coaches will gather for keynote speeches, professional development, and go to Louis Armstrong Stadium for on-court demos. Cahill’s participation highlights the collaboration between ASE and USTA Coaching and the shared vision of using innovation and education to support coaches and players at every level.

“Great coaching can change a player’s trajectory, but too often that guidance isn’t available when and where people need it,” said Andre Agassi, Co-Founder of Agassi Sports Entertainment. “By working with USTA Coaching, we’re bringing trusted coaching principles into a platform that can support players every day, while helping connect them to the broader coaching ecosystem.”

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Under the agreement, USTA Coaching will provide proprietary coaching curriculum, educational content, and American Development Model (ADM) programming to inform ASE’s coaching platform and future product roadmap. The collaboration is designed to deliver instruction aligned with USTA Coaching’s approach, helping players connect with certified coaches, programs, and educational resources in new ways. USTA Coaching community members, as well as USTA membership, will receive exclusive subscription benefits.

USTA Coaching’s “Pro” and “Pro Plus” community members will have complimentary access to ASE’s coaching platform upon launch, with discounted pricing anticipated for eligible adult USTA members. In addition, USTA Coaching and ASE plan to explore further USTA Coaching community member benefits, exclusive offers, and collaborative initiatives that support coaches and players across USTA Coaching and the broader USTA membership base.

“Coaches are central to the long-term success and enjoyment of players at every stage of the journey,” said Craig Morris, Chief Executive Officer of USTA Coaching. “Our relationship with Agassi Sports Entertainment is expected to allow us to introduce more players to the principles of the American Development Model in a modern, engaging format while reinforcing the value of coach education and certification. We’re also thrilled to welcome Darren Cahill to our first Coaches Open as we bring the coaching community together around the future of the game. He is an icon in the coaching community and we know his experience and insight will be incredibly valuable for attendees.”

“This relationship brings together two complementary strengths: USTA Coaching’s deep expertise in coach education and player development, and ASE’s plans to deliver personalized guidance through technology,” said Ron Boreta, Chief Executive Officer of Agassi Sports Entertainment. “It reflects our broader strategy of building strong, long-term partnerships across the tennis ecosystem, and lays important groundwork for the products and experiences we plan to bring to market in the future.”

About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC: AASP) is a sports entertainment, content, media, and technology company focused on developing products, platforms, and experiences across racket sports. The Company seeks to collaborate with leading global brands and iconic athletes to drive participation and engagement and to enhance long-term shareholder value. For more information about Agassi Sports Entertainment, visit www.agassisports.com.

About USTA Coaching

USTA Coaching, Inc., established by the USTA and launched in August 2025, is a national platform created to support, elevate and expand the tennis coaching community across the United States. It offers tiered benefits for coaches at every level - from professional instructors and high school coaches to parents, teachers and volunteers. With a modern approach to certification, flexible education pathways and access to exclusive tools and benefits, USTA Coaching is redefining who gets to lead on the court. By empowering more people to coach, USTA Coaching ensures that as demand for tennis grows, so does the community of skilled, diverse and well-equipped leaders guiding the game forward. To learn more visit USTACoaching.com.

About the USTA

The USTA is the national governing body for the sport of tennis in the U.S. and the leader in promoting and developing the growth of tennis at every level- from local communities to the highest level of the professional game. A not-for-profit organization, it invests 100 percent of its proceeds in growing the game. It owns and operates the US Open, one of the highest-attended annual sporting events in the world, along with more than 100 Pro Circuit events throughout the U.S., and selects the teams for Davis Cup, Billie Jean King Cup, and the Olympic and Paralympic Games. The USTA’s philanthropic entity, the USTA Foundation, provides grants and scholarships in addition to supporting tennis and education programs nationwide to benefit under-resourced youth through the national Junior Tennis & Learning (NJTL) network. For more information about the USTA, go to USTA.com or follow the official accounts on Facebook, Instagram, Twitter (X) and TikTok.

Investor Contact:

FNK IR – Matt Chesler, CFA / Rob Fink

investors@agassisports.com

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